                                                                  EXHIBIT 99.2

                OTG SOFTWARE ANNOUNCES SECOND QUARTER RESULTS;
                RECORD REVENUES UP 14% SEQUENTIALLY AND UP 32%
                          VERSUS SECOND QUARTER 2000


HIGHLIGHTS:

    - Consolidated revenues of $15.9 million, double digit sequential growth
    - Financially strong with $99 million in cash and cash equivalents
    - Continued reduction in DSO's, well on track to meet year-end objectives
    - Smart Storage integration on track and spurring growth

ROCKVILLE, MARYLAND - JULY 26, 2001 - OTG Software Inc. (Nasdaq:OTGS), a leading provider of online data storage, data access and email management software, today announced financial results, including record revenues for its second quarter ended June 30, 2001. Despite a tough economic environment, OTG delivered record revenue results due to its solutions focus at the departmental level with enterprise scalability, growth within its existing customer base, and its ability to further leverage its extensive channel.

Total consolidated revenues for the second quarter were $15.9 million, representing a 14% sequential increase over first quarter 2001 revenue of $13.9 million and an increase of 32% over second quarter 2000 consolidated results of $12.1 million. On a consolidated pro forma basis, excluding certain merger related and the amortization of certain acquired assets, the net loss was $390,000, or $0.01 per share, compared with a profit of $1,124,000, or $0.04 per share, for the same period last year. Including these merger related and amortization adjustments, net income on a GAAP basis was a loss of $71,000, or breakeven on a per share basis as compared to a gain of $365,000, or $0.01 per share, in the same period last year. Consolidated revenue for the first half of 2001 was $29.8 million, a 31% increase over the first six months of 2000 of $22.8 million.

"Over the last six quarters OTG has consistently met the goals we have set for the Company and we were once again able to deliver on our promises," stated Richard Kay, Chairman and CEO of OTG Software. "During the second quarter we were able to meet our financial goals while increasing market awareness, launching new products and continuing our growth within our worldwide distribution channel. With the Smart Storage acquisition, we continue to expand our comprehensive storage virtualization solutions across the Windows and UNIX/Linux platforms."

Ron Kaiser, OTG's Chief Financial Officer said, "Our strong balance sheet, particularly in the current market environment, enables us to better position the Company for growth. We believe OTG is continuing on a path consistent with its 2001 targeted revenue goals. We also remain on track with our programs to reduce DSO's to 100 days by the end of the year."

OTG also announced a strategic technology acquisition in a separate press release issued today.

INVESTOR'S NOTE: Investors can listen to a teleconference of OTG's management's review of the second quarter financial results, comments about the outlook for it's operations and a brief discussion of the acquisition today July 26, 2001 at approximately 5:30 p.m. EDT. The call may be accessed through our website at www.otg.com or by calling (800) 553-0288 (domestic) and
(612) 332-0226 (international.) A recording of the conference call will be available beginning at approximately 10:15 p.m. EDT on July 26, 2001 and remain available until midnight, August 2, 2001. The replay can be accessed through our website or by dialing (800) 475-6701 (domestic) and (320) 365-3844 (international) the access code for the replay is 597246.


ABOUT OTG SOFTWARE
Headquartered in Rockville, Maryland, OTG Software is a leading provider of online storage management and access solutions, including EmailXtender(TM), its patent-pending dynamic email management solution. OTG's software enables enterprises to store, track and retrieve data over a variety of network architectures, including the Web and storage area networks. Through its application-centric product suite, OTG offers a Web and e-commerce solution that provides robust functionality across many industries. OTG empowers storage by combining storage with access and email management. OTG's products support over 750 storage devices, are easy to install and use, and can manage storage systems ranging in size from a single storage device to an enterprise-wide network storage system. OTG Software's products are used by over 15,000 organizations worldwide and are available through a network of over 450 VARs, distributors, and OEMs. For more information, visit the company's web site at www.otg.com or call 800-324-4222.

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This press release contains forward-looking statements within the meaning of the federal Private Securities Litigation Reform Act of 1995. Statements contained herein that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, references to future growth or expansion are forward-looking, and words such as "anticipates," "believes," "could," "estimate," "expect," "intend," "may," "might," "should," "will," and "would" and other forms of these words or similar words are intended to identify forward-looking information. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. There may be events in the future that we are not able to predict or control accurately, and any forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially. These risks and uncertainties include: (i) the ability to recruit and retain qualified technical and other personnel in a highly competitive market, (ii) market acceptance of our new and future products, (iii) the growth and adoption rate of Windows NT, Windows 2000, UNIX and Linux (iv) growing competition and (v) our ability to maintain and manage our growth. We undertake no obligation to update or supplement this information. For additional information regarding risk factors that could affect our future results, please refer to the discussions of "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC on March 7, 2001, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on May 15, 2001.

INVESTOR CONTACT:                   PRESS CONTACTS:
Kevin Kelly                         Jocelyn Johnson           Todd Cadley
OTG Software                        OTG Software              Sterling Hager
240-747-6811                        240-747-6400              703-744-1150